Exhibit 99.3

The Board of Directors
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 5, 2020, to the Board of Directors of Teladoc Health, Inc. (“Teladoc”) as Annex C to, and reference thereto under the headings “Summary—Opinion of Teladoc’s Financial Advisor” and “The Merger—Opinion of Teladoc’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed transaction involving Teladoc and Livongo Health, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Teladoc (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ David Gluckman, MD
Name:	David Gluckman, MD
Title:	Vice Chairman of Investment Banking, Global Head of Healthcare

September 2, 2020